Valeritas Announces First Quarter 2019 Financial Results
and Updates Full Year 2019 Revenue Guidance
30% Year-Over-Year Growth in Target Account Prescriptions

BRIDGEWATER, New Jersey, May 9, 2019 --- Valeritas Holdings, Inc. (NASDAQ: VLRX), a medical technology company and maker of V-Go® Wearable Insulin Delivery device, a simple, all-in-one, wearable insulin delivery option for patients with diabetes, today announced financial results for the first quarter ended March 31, 2019.

First Quarter 2019 Highlights

•	Revenues in the first quarter grew to $6.4 million

•	Total prescriptions for the first quarter in the Company’s targeted accounts grew 30%

•	Improved formulary position making V-Go preferred on several major plans, resulting in greater access and lower monthly costs to patients

•	Presented data from three V-Go studies in the first four months of 2019 which continue to demonstrate clinical and economic benefits in switching patients from injected insulin therapy to V-Go

•	Expanded U.S. direct sales force by 50% and fully implemented V-Go Cares Program to support patient acquisition, training, and retention

“We are very pleased with our strong first quarter performance, as revenue slightly exceeded our prior guidance,” said John Timberlake, President and Chief Executive Officer. “V-Go prescription trends through April remain above plan and provide us confidence that our targeted sales approach, integrated V-Go Cares program and expanded sales force will drive revenue acceleration throughout 2019.”

First Quarter 2019 Financial Highlights

Total revenue for the first quarter of 2019 was $6.4 million, a 5% increase from the first quarter of 2018.

The increase in the Company’s revenue was driven by prescription growth in the Company’s targeted territories. For the first quarter, U.S. total and new prescriptions in targeted accounts grew 30% and 28% year-over-year, respectively. Overall, total and new prescriptions for the first quarter increased 16% and 10%, respectively as prescriptions in our non-targeted accounts declined 8% year over year due to our continual focus on our targeted accounts.

Gross profit in the first quarter of 2019 was $3.0 million, an increase of 5.1% versus $2.9 million in the same period in 2018. Gross margin was flat year over year at 47.6% due primarily to slower than average revenue growth in the first quarter.

Operating expenses for the first quarter of 2019 were $16.9 million, an increase of 25% from $13.5 million in the first quarter of 2018 largely due to an increase in SG&A expenses of $3.8 million, primarily related to a planned 50% increase in the U.S. field sales force in the first quarter of 2019. We also increased other commercial spend related to supporting the increase in the larger sale force, promotional spending to a larger number of targeted physicians and additional investment in our V-Go Cares Program to drive future revenue growth.

Operating loss in the first quarter of 2019 was $13.9 million, an increase of 31% from $10.6 million in the first quarter of 2018, primarily due to an increase in SG&A expenses as previously described. Net loss in the first quarter of 2019 was $14.7 million, an increase of 27% from $11.6 million in the first quarter of 2018, which was primarily due to the increase in SG&A expense as previously described.

Total cash and cash equivalents were $36.7 million as of March 31, 2019, compared to $47.8 million on December 31, 2018. The change in cash was primarily due to increased investments in operating expenses to support future growth. During the first quarter, the Company sold $0.8 million of its common stock through its ATM program with B. Riley FBR.

Guidance

Based on our first quarter results and leading indicators through April, we are increasing the low end of the annual revenue range from $30 million to $31 million. Revenue for 2019 is now projected to be approximately $31.0 million to $34.0 million representing annual growth of roughly 23% at the midpoint of the range. Revenue in the second quarter of 2019 is projected to be between $7.4 and $7.6 million. We expect gross margin to be between 49% and 50% and operating expense to be approximately $17 million. We also anticipate cash and cash equivalents to be approximately $25 million on June 30, 2019, with total liabilities consistent with March 31, 2019.

Conference Call Information

Valeritas will hold a conference call to discuss the results today, Thursday, May 9, 2019, at 4:30 PM ET. The dial-in numbers are (833) 299-8115 for domestic callers and (647) 689-4545 for international callers. The conference ID number is 2596585. A live webcast of the conference call will be available on the investor relations section of the Valeritas corporate website at www.valeritas.com.

About Valeritas Holdings, Inc.
Valeritas is a commercial-stage medical technology company focused on improving health and simplifying life for people with diabetes by developing and commercializing innovative technologies. Valeritas’ flagship product, V-Go® Wearable Insulin Delivery device, is a simple, affordable, all-in-one basal-bolus insulin delivery option for patients with type 2 diabetes that is worn like a patch and can eliminate the need for taking multiple daily shots. V-Go administers a continuous preset basal rate of insulin over 24 hours, and it provides discreet on-demand bolus dosing at mealtimes. It is the only basal-bolus insulin delivery device on the market today specifically designed keeping in mind the needs of type 2 diabetes patients. Headquartered in Bridgewater, New Jersey, Valeritas operates its R&D functions in Marlborough, Massachusetts.

More information is available at www.valeritas.com and our Twitter feed @Valeritas_US, www.twitter.com/Valeritas_US.

Forward-Looking Statements

This press release may contain forward-looking statements. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things, references to Valeritas technologies, business and product development plans and market information. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the ability to raise the additional funding needed to continue to pursue Valeritas’ business and product development plans, Valeritas' expected cash burn rate and its ability to continue to increase new and total prescription growth, the inherent uncertainties associated with developing new products or technologies, the ability to continue to commercialize the V-Go® Wearable Insulin Delivery device with limited resources, competition in the industry in which Valeritas operates and overall market conditions. Statements or claims made by third parties regarding the efficacy or functionality of V-Go as compared to other products are statements made by such individual and should not be taken as evidence of clinical trial results supporting such statements or claims. Any forward-looking statements are made as of the date of this press release, and Valeritas assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements, except as required by law. Investors should consult all of the information set forth herein and should also refer to the risk factor disclosure set forth in the reports and other documents Valeritas files with the SEC available at www.sec.gov.

Investor Contacts:
Lynn Pieper Lewis or Greg Chodaczek
Gilmartin Group
646-924-1769
ir@valeritas.com

Media Contact:
Kevin Knight
Knight Marketing Communications, Ltd.
206-451-4823
pr@valeritas.com

Valeritas Holdings, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(Dollars in thousands, except share and per share data)

	March 31, 2019	December 31, 2018

Assets
Current assets:
Cash and cash equivalents	$36,739	$47,758
Accounts receivable, net	5,720	6,294
Inventories, net	7,779	6,824
Prepaid expense and other current assets	787	1,200
Total current assets	51,025	62,076
Property and equipment, net	6,744	6,097
Right-of-use assets	1,502	—
Other assets	321	447
Total assets	$59,592	$68,620
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$5,502	$4,916
Accrued expense and other current liabilities	9,480	8,851
Current portion of operating lease obligations	281	—
Current portion of financing lease obligations	128	123
Total current liabilities	15,391	13,890
Long-term debt, net (related parties)	41,298	40,192
Operating long-term lease obligations	1,330	—
Deferred rent	—	109
Financing lease liabilities	106	140
Total liabilities	58,125	54,331
Commitments and contingencies
Stockholders' equity
Convertible preferred stock, $0.001 par value, 50,000,000 shares authorized at March 31, 2019; 2,750,000 shares issued and outstanding at March 31, 2019 and December 31, 2018. (aggregate liquidation value of $31,961 and $31,411 at March 31, 2019 and December 31, 2018, respectively)	3	3
Common stock, $0.001 par value, 300,000,000 shares authorized; 102,180,564 shares issued and 102,172,710 outstanding at March 31, 2019 and 99,956,291 shares issued and 99,948,437 shares outstanding at December 31, 2018.	102	100
Additional paid-in capital	535,941	534,081
Accumulated deficit	(534,555)	(519,871)
Treasury stock, at cost (7,854 shares)	(24)	(24)
Total stockholders' equity	1,467	14,289
Total liabilities and stockholders' equity	$59,592	$68,620

Valeritas Holdings, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended March 31,
	2019	2018
Revenue, net	$6,403	$6,081
Cost of goods sold	3,358	3,184
Gross margin	3,045	2,897
Operating expense:
Research and development	1,670	2,064
Selling, general and administrative	15,251	11,465
Total operating expense	16,921	13,529
Operating loss	(13,876)	(10,632)
Other income (expense), net:
Interest expense, net	(861)	(939)
Other expense	—	(3)
Other income	53	—
Total other income (expense), net	(808)	(942)
Loss before income taxes	(14,684)	(11,574)
Provision for income taxes	—	—
Net loss	$(14,684)	$(11,574)
Preferred stock dividend	$(550)	$(550)
Net loss attributable to common stockholders	$(15,234)	$(12,124)
Net loss per share of common shares outstanding - basic and diluted	$(0.15)	$(1.72)
Weighted average common shares outstanding - basic and diluted	100,301,741	7,042,012